Exhibit 23.4

621 SEVENTEENTH STREET, SUITE 1550	DENVER, COLORADO 80293	(303) 623-9147

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
We hereby consent to the use by SandRidge Energy, Inc. (the “Company”), of our name and to the inclusion of information taken from the reports listed below in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission on or about February 27, 2020, as well as to the incorporation by reference thereof into the Company’s Registration Statement on Form S-8 (File No. 333-214383) and Form S-3 (File No. 333-232769), including any amendments thereto, in accordance with the requirements of the Securities Act of 1933, as amended:

December 31, 2019, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2018, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case
December 31, 2017, SandRidge Energy, Inc. Interest in Certain Properties located in the United States — SEC Price Case

RYDER SCOTT COMPANY, L.P.

Denver, Colorado
February 27, 2020

1100 LOUISIANA, SUITE 4600	HOUSTON, TEXAS 77002-5218	TEL (713) 651-9191	FAX (713) 651-0849
SUITE 800, 350 7th STREET, S.W.	CALGARY, ALBERTA T2P 3N9	TEL (403) 262-2799	FAX (403) 262-2790